Exhibit 99.1



             Monolithic System Technology, Inc. Announces
                     First Quarter 2003 Results;

           Licensing Revenue Increases 137% Year Over Year


    SUNNYVALE, Calif.--(BUSINESS WIRE)--April 17, 2003--Monolithic System Technology, Inc. (MoSys), (Nasdaq:MOSY) today reported financial results for its first quarter ended March 31, 2003.

    First Quarter Highlights

    -- Total net revenue increased 23% over the first quarter of last year

    --  Year-over-year licensing revenue increased 137%

    -- Achieved silicon verification on 90-Nanometer process of 1T-SRAM(R) embedded memory

    --  Expanded license agreement with Applied Micro Circuits
        Corporation (AMCC) for incorporation of 1T-SRAM technology into high speed networking ICs for traffic management solutions

    -- Licensed 1T-SRAM technology to Advanced Communications Devices Corporation (ACD) for Etherlan broadband switch

    -- Expanded global presence through the opening of a Tokyo office to support the growing customer demand in Japan

    Financial Results

    Total net revenue in the quarter was $7.9 million, as compared to $6.4 million in first quarter of 2002. Total net revenue consisted of $4.5 million from licensing, $2.9 million in royalties and approximately $544,000 in product revenue. Licensing revenue for the current quarter increased by $2.6 million over the same period last year, while royalty revenue decreased approximately $760,000 from the first quarter 2002. Product revenue of $544,000 decreased as compared to the $893,000 in 2001. The gross margin percentage in the first quarter of 2003 was 87%.
    Net income for the quarter was $2.7 million representing 34% of total revenue, or $0.09 fully diluted earnings per share, compared to $2.8 million, or $0.09 fully diluted earnings per share, in the same period last year.
    Commenting on the results of the first quarter, Dr. Fu-Chieh Hsu, CEO of MoSys stated, "We are encouraged by the growth in licensing revenue achieved during the first quarter. We are confident about the commitment of the high-tech industry to invest in future product development. As the memory portion of the SoC die area grows, companies are turning to MoSys to supply them with high density, high performance, low cost memory solutions that most effectively meet their design needs."
    Dr. Hsu further stated, "Although we continue to see strong interest in our technologies, we cannot predict the pace or speed at which our customers will commit resources to new project designs. Recently we have begun to see more than the normal seasonal dip in new project initiatives and production deployment. We believe this to be a result of the budgetary decisions made by our customers as they are applying even greater caution to their research and development projects in the midst of prolonged economic uncertainty. As a result, we are becoming increasingly cautious as we formulate our quarterly guidance. Visibility, even in the short-term, is very difficult and I encourage interested investors to access our first quarter earnings conference call on our Web site, at which time we will discuss our outlook for the coming quarter in greater detail."

    Business Outlook

    MoSys' President and Chief Executive Officer Dr. Fu-Chieh Hsu and Chief Financial Officer, Mark Voll will update their business outlook and give guidance for the second quarter of 2003 during their earnings conference call at 2:15 P.M. PT on April 17, 2003.

    First Quarter Financial Results Web cast/Conference Call

    The MoSys management team will host a live web cast and conference call to discuss Q1 2003 financial results beginning at 2:15 P.M. (PT) on Thursday, April 17, 2003. Investors and other interested parties may listen to the live web cast by visiting the investor relations section of the MoSys web site at www.mosys.com. A replay of the conference call will be available for 24 hours beginning at 5 P.M. PT. The replay number is 1-800-633-8284 with a pass code of 21139568. A web cast replay will also be available on the company's web site.

    About MoSys

    Founded in 1991, MoSys (Nasdaq: MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys' patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys' licensees have shipped more than 50 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 1020 Stewart Drive, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

    Forward Looking Statements

    This press release may contain forward-looking statements about the Company including, without limitation, benefits and performance expected from use of the Company's 1T-SRAM technology.
    Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technology, proving our technology in high-volume production of licensees' integrated circuits, the level of commercial success of licensees' products such as the Nintendo GAMECUBE and cell phone hand sets, ease of integration of our 1T-SRAM with other semiconductor functions, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers, the impact of the Company's recent acquisition of ATMOS Corporation on future operating results and operations of the Company and other risks identified in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

    Note to Editors: 1T-SRAM(R) is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.



                  MONOLITHIC SYSTEM TECHNOLOGY, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                                                Three Months Ended
                                                     March 31,
                                                2003           2002
                                            -----------    -----------
                                            (unaudited)    (unaudited)
Net Revenue
 Product                                    $    544       $    893
 Licensing                                     4,513          1,884
 Royalty                                       2,856          3,618
                                            -----------    -----------
    Total                                      7,913          6,395
                                            -----------    -----------

Cost of Net Revenue
 Product                                         407            447
 Licensing                                       615            312
                                            -----------    -----------
    Total                                      1,022            759
                                            -----------    -----------
Gross Profit                                   6,891          5,636
                                            -----------    -----------

Operating Expenses:
 Research and  development                     2,245          1,331
 Selling, general and administrative           1,670            992
 Stock-based compensation expense                126            208
                                            -----------    -----------
    Total operating expenses                   4,041          2,531
                                            -----------    -----------

 Income from operations                        2,850          3,105
 Interest and other income                       490            367
                                            -----------    -----------

 Income before income taxes                    3,340          3,472
 Provision for income taxes                     (668)          (694)
                                            -----------    -----------

Net Income                                  $  2,672       $  2,778
                                            ===========    ===========
Net Income Per Share
    Basic                                   $   0.09       $   0.09
                                            ===========    ===========
    Diluted                                 $   0.09       $   0.09
                                            ===========    ===========


Shares Used in Computing Net Income
     Basic                                    30,302         29,570
     Diluted                                  30,539         31,742




                  MONOLITHIC SYSTEM TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATE BALANCE SHEETS
                            (in thousands)


                                             March 31,    December 31,
                                               2003           2002
                                            -----------   ------------
                                            (unaudited)
Assets
Current Assets
 Cash, cash equivalents and short-term
  investments                               $ 64,915       $ 68,433
 Accounts receivable - net                     2,148            943
 Unbilled contract receivable                    937            693
 Inventories                                     892          1,037
 Prepaid expenses and other assets             3,768          4,475
                                            -----------    -----------
    Total Current Assets                      72,660         75,581

 Long-term investments                        17,020         11,400
 Property and equipment                        3,056          3,352
 Goodwill                                     12,326         12,326
 Other Assets                                    473            431
                                            -----------    -----------
    Total Assets                             105,535        103,090
                                            ===========    ===========


Liabilities and Shareholders' Equity:
Current Liabilities:
 Accounts payable                           $    280       $     82
 Accrued expenses and other liabilities        2,620          2,418
 Deferred revenue                                672          1,779
 Current portion of capital lease
  obligations                                     37             89
                                            -----------    -----------
 Total Current Liablilites                     3,609          4,368

 Long term portion of capital
  lease obligations                               20             25

 Common stock and additional paid in
  capital                                     97,687         97,150
 Retained earnings                             4,219          1,547
                                            -----------    -----------
Total Shareholders' Equity                   101,906         98,697
                                            -----------    -----------
 Total Liablility and
  Shareholders' Equity                      $105,535       $103,090
                                            ===========    ===========




    CONTACT: MoSys
             Mark Voll, 408/731-1800 (CFO)
                or
             Shelton IR
             Beverly Twing, 972/239-5119 ext. 126
             btwing@sheltongroup.com